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                                                                     Exhibit 3.i

                         CERTIFICATE OF INCORPORATION
                                      OF
                               NSS BANCORP, INC.

The undersigned incorporator, Norwalk Savings Society, a Connecticut stock savings bank, hereby forms a Corporation under the Connecticut Business Corporation Act.

I. CORPORATE NAME. The name of the Corporation is NSS Bancorp, Inc. The principal office of the Corporation shall be located in the City of Norwalk, County of Fairfield, and State of Connecticut.

II. PURPOSES. The nature of the business to be transacted and the purposes to be promoted, carried out or engaged in by the Corporation are the following activities:

      A. To acquire, invest in or hold stock in any subsidiary permitted under the Bank Holding Company Act of 1956 or sections 36a-180, et. seq., of the Connecticut General Statutes, as such statutes may be amended from time to time, and engaging in any other enterprise or activity which may be lawfully conducted under said statutes; and

      B. To engage generally in any business activity that may be lawfully carried on by a corporation organized under the Connecticut Business Corporation Act.

III. CAPITAL STOCK. The amount of capital stock of the Corporation hereby authorized shall consist of 7,000,000 million shares of Common Stock, par value $0.01 per share, and 500,000 shares of Serial Preferred Stock, par value $0.01 per share. A description of the different classes and series of the Corporation's capital stock and a statement of the powers, designations, preferences, limitations and relative rights of the shares of each class of and series of capital stock are as follows:


      A. Common Stock. Except as provided in this Article Third (or in any resolution or resolutions adopted by the Board of Directors pursuant hereto), the holders of the Common Stock shall exclusively possess all voting power. Each holder of shares of Common Stock shall be entitled to one vote for each share held by such holder. There shall be no cumulative voting rights in the election of directors. Each share of Common Stock shall have the same relative rights as and be identical in all respects with all other shares of Common Stock.

      Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends or sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the Common
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Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends; but only when and as declared by the Board of Directors.

     In the event of any liquidation, dissolution or winding up of the Corporation after there shall have been paid to or set aside for the holders of any class having preferences over the Common Stock in the event of liquidation, dissolution or winding up of the full preferential amounts of which they are respectively entitled, the holders of the Common Stock, and of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets, shall be entitled after payment or provision for payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind.

     B. Serial Preferred Stock. The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Article Third, to provide by resolution for the issuance of Serial Preferred Stock in series, including convertible preferred Stock, and by filing a certificate pursuant to the applicable law of the State of Connecticut, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and relative, participating, optional and other special rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

     The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

     (1) The number of shares constituting that series and the distinctive designation of that series;

     (2) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

     (3) Whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights, including but not limited to providing voting rights which are more or less heavily weighted than other series of Preferred Stock and/or of Common Stock;

     (4) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

     (5) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such
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redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case or redemption, which amount may vary under different conditions and at different redemption dates;

     (6) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amounts of such sinking fund;

     (7) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

     (8) Any other relative rights, preferences, and limitations of that series.

     To the extent that this Certificate of Incorporation does not fix or determine the terms, limitations and relative rights and preferences of any shares of Preferred Stock, or does not establish series and fix and determine the variations as among series, the Board of Directors shall have the authority to do so from time to time.

     C.   Series A Junior Participating Preferred Stock:

     (1) Designation and Amount. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be 50,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

     (2)  Dividends and Distributions.

     (a) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal
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to the greater of (i) $1 or (ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (b) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (a) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

     (c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the
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determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than sixty days prior to the date fixed for the payment thereof.

     (3) Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

     (a) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (b) Except as otherwise provided herein or as otherwise provided by law, if the Board of Directors creates a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

     (c) Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

     (4)  Certain Restrictions.

     (a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

     (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;
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     (ii)  declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

     (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

     (iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

     (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

     (5) Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

     (6) Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an
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aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (b) to the holders of shares of stock ranking on a parity (either as to dividends upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (a) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (7) Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (8) No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

     (9) Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation's Preferred Stock.
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IV.  QUORUM.  Unless otherwise provided in this Certificate of Incorporation or by law, to constitute a quorum for the transaction of business on any matter at a meeting of shareholders, there must be present, in person or by proxy, the holders of a majority of the shares of voting stock of the Corporation entitled to vote thereon.

     The shareholders present at a duly held meeting at which a quorum was present may continue to transact business notwithstanding the withdrawal of enough shares to leave less than a quorum.

V. DIRECTORS; BYLAWS. All the powers of the Corporation, insofar as the same may be lawfully vested by this Certificate of Incorporation in the Board of Directors, are hereby conferred upon the Board of Directors of the Corporation. In furtherance and not in limitation of that power, the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time Bylaws of the Corporation, subject to the right of the shareholders entitled to vote with respect thereto to adopt, alter, amend and repeal Bylaws made by the Board of Directors. Any shareholder action effecting an amendment or repeal of or an adoption of a provision inconsistent with the Corporation's Bylaws shall require:

     (i) the affirmative vote of the holders of not less than 60% of the voting power of the issued and outstanding shares entitled to vote for the election of Directors, and (ii) if there is an Interested Shareholder (as defined in Article Seventh hereof), the affirmative vote of not less than 60% of the voting power of the issued and outstanding shares entitled to vote for the election of Directors held by shareholders other than the Interested Shareholder.

     The business, property and affairs of the Corporation shall be managed by and under the direction of its Board of Directors. The number of directors shall be not less than seven and not more than eleven as fixed from time to time by the Board of Directors pursuant to the Corporation's Bylaws, except as a greater number may be required to give effect to the rights of the holders of the Preferred Stock or any series thereof to elect additional Directors.

     The Board of Directors, other than those who may be elected by the holders of Preferred Stock or any series thereof, shall be divided into three classes, as nearly equal in number as possible. At each annual meeting of the shareholders of the Corporation, the successors of the class of directors whose terms expire at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following their year of election. Each director shall hold office until his or her successor shall have been duly elected and qualified. The election of directors need not be by ballot unless the Bylaws so provide. No decrease in the number of directors shall shorten the term of any incumbent director. If the number of director is not evenly divisible by three, the remaining director(s) shall be
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allocated first to Class Two, and then to Class Three.

     The names, addresses and occupations of those persons of each class to initially serve on the Board of Directors and the year of expiration of their respective initial terms (which should expire on the date of the annual meeting in the year shown below) shall be as follows:

                       Class One:   1998
                       Charles F. Howell
                       Alan R. Staack
                       Herbert L. Jay

                       Class Two:   1999
                       Donald St. John
                       Robert T. Judson
                       Edward J. Kelley

                       Class Three: 2000
                       Brian A. Fitzgerald
                       John L. Segall

     The terms, classifications, qualifications, and election of the Board of Directors, and the method of filling vacancies thereon shall be provided herein and in the Bylaws.

VI. BUSINESS COMBINATIONS. The shareholder vote required to approve any Business Combination shall be set forth in this Article Sixth. The term "Business Combination" is used as defined in Section B of this Article Sixth. All other capitalized terms not otherwise defined in this Article Seventh or elsewhere in this Certificate of Incorporation are used as defined in Section 4 of this Article Sixth.

     A. Higher Vote for Business Combinations. In addition to any affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided in Section C of this Article Sixth;

     (1)  any merger or consolidation of the Corporation or any Subsidiary with
(a) any Interested Shareholder or (b) any other corporation (whether or not itself an Interested Shareholder) which is or after such merger or consolidation would be, an Affiliate or Associate of an Interested Shareholder that was an Interested Shareholder prior to the transaction; or

     (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition other than in the usual and regular course of business, in one transaction or a series of transactions in any twelve-month period to or with any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder, other than the Corporation or any of its Subsidiary having, measured at the time the transaction or transactions are approved by the Board of Directors of the Corporation, an aggregate book value as of the end
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of the Corporation's most recent fiscal quarter of 10% or more of the total
Market Value of the outstanding shares of the Corporation or of its retained earnings as of the end of its most recent fiscal quarter; or

     (3) the issuance of transfer by the Corporation or any Subsidiary in one transaction or a series of transactions of any equity securities of the Corporation or any Subsidiary having an aggregate Market Value of 5% or more of the total Market Value of the outstanding shares of the Common Stock of the Corporation to any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder, other than the Corporation or any of its Subsidiaries, except pursuant to the exercise of warrants, rights or options to subscribe to or purchase securities offered, issued or granted pro rata to all holders of the Voting Stock of the Corporation or any other method affording substantially proportionate treatment to the holders of Voting Stock; or

     (4) the adoption of any resolution for the liquidation or dissolution of the Corporation or any Subsidiary proposed by or on behalf of an Interested Shareholder or any Affiliate or Associate of any Interested Shareholder, other than the Corporation or any of its Subsidiaries; or

     (5) any reclassification of securities, including any reverse stock split, or recapitalization of the Corporation, or any merger, consolidation or share exchange of the Corporation with any of its Subsidiaries which has the effect, directly or indirectly, in one transaction or a series of transactions, of increasing by 5% or more of the total number of outstanding shares, the proportionate amount of the outstanding shares of any class or equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder, other than the Corporation or any of its subsidiaries; shall first be approved by the Board of Directors and then be approved by the affirmative vote of: (a) the holders of at least 80% of the voting power of the then outstanding shares of Voting Stock of the Corporation, and (b) the holders of at least two-thirds of the voting power of the then outstanding shares of Voting Stock, exclusive of any shares of Voting Stock held by or on behalf of such Interested Shareholder or any Affiliate or Associate of such Interested Shareholder. Such affirmative votes shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law, in any agreement with any national securities exchange, or otherwise.

     B. Definition of "Business Combination". The term "Business Combination" as used in this Article Sixth shall mean any transaction which is referred to in any one or more of paragraphs (1) through (5) of Section A of this Article Sixth.

     C. When Higher Vote is Not Required. The provision of Section A of this Article Sixth shall not be applicable to any
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particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law, any other provision of this Certificate of Incorporation, or otherwise if in the case of any Business Combination defined in paragraph (1) of Section A of this Article Sixth the conditions specified in either of the following paragraphs (1) or (2) are met, or in the case of any other Business Combination the condition specified in the following paragraph A is met:

     (1) Approval by Board of Directors. If such Business Combination involves transactions with a particular Interested Shareholder or its existing or future Affiliates, or Associates, such Business Combination shall have been approved by a resolution of the Board of Directors at any time prior to the time that the Interested Shareholder first became an Interested Shareholder.

     (2) Price and Procedure Requirements. All of the following conditions shall have been met:

     (a) The aggregate amount of the cash and the Market Value as of the Valuation Date of the consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be an amount at least equal to the highest of the following (it being intended that the requirements of this paragraph (a) shall be required to be met with respect to all shares of Common Stock outstanding, whether or not the Interested Shareholder has previously acquired any shares of the Common Stock):

     (i) the highest per share price, including any brokerage commissions, transfer taxes and soliciting dealers' fees, paid by the Interested Shareholder for any shares of Common Stock acquired by it (a) within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Shareholder, whichever is higher; or

     (ii) the Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (the "Determination Date"), whichever is higher; or

     (iii) the price per share equal to the Market Value per share of Common Stock determined pursuant to subsection (a) (ii) hereof, multiplied by the fraction of (1) the highest per share price, including any brokerage commission transfer taxes and soliciting dealers' fees, paid by the Interested Shareholder for any shares of Common Stock acquired by it within the two-year period immediately prior to the Announcement Date, over (2) the Market Value per share of Common Stock on the first day in such two-year period on which the Interested Shareholder acquired any shares of Common Stock.

     (b) The aggregate amount of the cash and The Market Value as of the Valuation Date of the consideration other than cash to be received per share by holders of shares of any class or series of outstanding Voting Stock, other than the Common Stock, shall be an amount at least equal to the highest of the following:

     (i) the highest per share price including any brokerage commissions, transfer taxes and soliciting dealers' fees, paid by the Interested Shareholder for any shares of such class or series of Voting Stock acquired by it (1) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it becomes an Interested Shareholder, whichever is higher; or

     (ii) the highest preferential amount per share to which the holders of shares of such class or series of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

     (iii) the Market Value per share of such class or series of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; or

     (iv) the price per share equal to the Market Value per share of such class or series of stock determined pursuant to subsection (b)(iii) hereof multiplied by the fraction of: (1) the highest per share price, including any brokerage commissions, transfer taxes and soliciting dealers' fees, paid by the Interested Shareholder for any shares of any class or series of Voting Stock acquired by it within the two-year period immediately prior to the Announcement Date, over (2) the Market Value per share of the same class or series of Voting Stock on the first day in such two-year period on which the Interested Shareholder acquired any shares of the same class or series of Voting Stock.

     (c) The consideration to be received by holders of a particular class or series of outstanding Voting Stock shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of such class or series of Voting Stock.

     If the Interested Shareholder has paid for shares of any class or series of Voting Stock with varying forms of consideration, the form of consideration for such class or series of Voting Stock previously acquired by it.

     (d) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination: (i) there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock; (ii) there shall have been no reduction in the annual rate of dividends paid on the Common Stock, except as necessary to reflect any subdivision of the Common Stock; and there shall have been an increase in such annual rate of dividends as necessary to reflect any reclassification including any reverse stock split, recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of Common Stock; and
(iii) such Interested Shareholder shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which resulted in such Interested Shareholder or by virtue of proportionate stock splits or stock dividends.

     The provisions of subdivisions (d)(i) and (d)(ii) of this subsection do not apply if no Interested Shareholder and no Affiliate or Associate of any Interested Shareholder voted as a director of the Corporation in a manner inconsistent with such subdivisions and the Interested Shareholder, within ten days after any act or failure to act inconsistent with such subdivisions, notifies the Board of Directors of the Corporation in writing that the Interested Shareholder disapproves thereof and requests in good faith that the Board of Directors rectify such act or failure to act.

     (e) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly, except proportionately as a shareholder, of any loans, advances, guarantees, pledges or other financial assistance of any tax credits or other tax advantages provided by the Corporation or any of its Subsidiaries, whether in anticipation of or in connection with such Business Combination or otherwise.

     (f) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder, or any subsequent provisions replacing such Act, rules or regulations, shall be mailed to the shareholders of the Corporation at least thirty days prior to the consummation of such Business Combination, whether or not such proxy or registration statement is required to be mailed pursuant to such Act or subsequent provisions.

     D.   Definitions.  For the purposes of this Article Sixth:

     1. "Affiliate" means a person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, a specified person.

     2. "Associate", when used to indicate a relationship with any person, means: (a) any domestic or foreign corporation or organization, other than the Corporation or a subsidiary of the Corporation, of which such person is an officer, director or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (b) any beneficial interest or as to which such person serves as a trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the Corporation or any of its Affiliates.

     3. "Beneficial Owner", when used with respect to any Voting Stock, means a person:

     (a) which, or any of its Affiliates or Associates of which, beneficially owns Voting Stock directly or indirectly; or

     (b) which has (a) the right to acquire Voting Stock, whether such right is exercisable immediately or only after passage of time, pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; or (b) the right to vote or direct the voting of Voting Stock pursuant to any agreement, arrangement or understanding; or (c) the right to dispose of or to direct the disposition of Voting Stock pursuant to any agreement, arrangement or understanding; or

     (c) which, or any of its Affiliates or Associates of which, has an agreement, arrangement or understanding for the purposes of acquiring, holding, voting or disposing of Voting Stock with any other person that beneficially owns or whose Affiliates or Associates beneficially own, directly or indirectly, such shares of Voting Stock.

     4. "Interested Shareholder" means any person, other than the Corporation or any Subsidiary, who or which:

     (a) is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

     (b) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the combined voting power of the then outstanding Voting Stock; or

     (c) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any person described in (i) or (ii) above, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving one of the following: a public offering within the meaning of the Securities Act of 1933, a transfer of shares on the open market, or a transfer of shares made with the approval of the Connecticut Banking Commissioner.

     5. For the purposes of determining whether a person is an Interested Shareholder pursuant to paragraph 4 of this Section D, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph 3 of this Section D, but shall not include any other shares of voting Stock which may be issuable to persons other than the person in question pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

     6. "Market Value" as of any date means: (a) in the case of stock, the highest closing sale price during the thirty-day period immediately preceding the date in question of a share of such stock on the composite tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the composite tape, on the New York Stock Exchange, or, if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid or last sale quotation with respect to a share of such stock during the thirty-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or if no such quotations are available, the Fair Market Value on the date in question of a share of such stock as determined by a majority of the Board of Directors in good faith; and (b) in the case of property other than cash or stock, the Fair Market Value of such property on the date in question as determined by a majority of the Board of Directors in good faith.

     7. A "person" means any natural person, company, partnership, trust, unincorporated organization or other entity, and any two or more of the foregoing acting together or in concert.

     8. "Subsidiary" means any natural person, company, partnership, trust, unincorporated organization or other entity, and any two or more of the foregoing acting together or in concert.

     9. "Valuation Date" means: (a) for a Business Combination voted on by shareholders, the latter of the day prior to the date of the shareholders vote or the date twenty days prior to the consummation of the Business Combination; and (b) for a Business Combination not voted upon by the shareholders, the date of the consummation of the Business Combination.

    10. "Voting Stock" means the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

    11. In the event of any Business Combination in which the Corporation is the surviving corporation, the phrase "consideration other than cash to be received" as used in paragraph 2(a) and 2(b) of Section 2 of this Article Sixth shall include the shares of Common Stock and/or the shares of any other class or series of outstanding Voting Stock retained by the holders of such shares.

     E. Powers of the Board of Directors. A majority of the Board of Directors of the Corporation shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article Sixth, including without limitation:
(A) whether a person is an Interested Shareholder, (B) the number of shares of

Voting Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another, and (D) whether the requirements of paragraph B of Section 3 have been met with respect to any Business Combination; and the good faith determination of a majority of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article Sixth.

      F. No Effect on Fiduciary Obligations of Interested Shareholders. Nothing contained in this Article Sixth shall be construed to relieve the Board of Directors or any Interested Shareholder form any fiduciary obligation imposed by law.

VII. SPECIAL MEETING OF SHAREHOLDERS. Special meetings of Shareholders may be called at any time but only by the Chairman of the Board, the President or a majority of the Board of Directors of the Corporation, unless otherwise required by law.

VIII. VACANCIES ON THE BOARD. Vacancies created by an increase in the number of directors may be filled by action of the Board of Directors. Vacancies occurring by reasons other than by an increase in the number of directors may be filled until the next shareholders meeting at which directors are elected by a concurring vote of a majority of the Directors remaining in office, even though such remaining Directors may be less than a quorum, even though the number of Directors at the meeting may be less than a quorum and even though such majority may be less than a quorum. Any Director elected in accordance with the preceding sentence shall hold office until the next shareholders' meeting at which Directors are elected, provided that he shall serve until such Director's successor shall have been elected and qualified or until there is a decrease in the number of Directors. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

      Any voting requirement provided for under Connecticut law or under the Bylaws of the Corporation may be amended by the affirmative vote of the Shareholder provided that the adoption of any such Bylaw must meet the same quorum requirement and be approved by the same vote then effective or proposed to be adopted, whichever is greater.

IX. DIRECTOR LIABILITY. The personal liability to the Corporation or its shareholders of a person who is or was a director of the Corporation for monetary damages for breach of duty as a director shall be limited to the amount of the compensation received by the director for serving the corporation during the year of the violation if such breach did not: (1) involve a knowing and culpable violation of law by the director; (2) enable the director or an associate, as defined in subdivision (3) of Section 33-843 of the Connecticut General Statutes, as amended to receive an improper personal economic gain; (3) show a lack of good faith and a conscious disregard for the duty of the director to the Corporation under circumstances in which the director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to the Corporation; (4) constitute a sustained and unexcused patter of inattention that amounted to an abdication of the director's duty to the Corporation; or (5) create liability under Section 33-757, as amended, or
Section 36a-58 of the Connecticut General Statutes. This paragraph shall not limit or preclude the liability of a person who is or was a director for any act or omission occurring prior to the effective date hereof. Any lawful repeal or modification of this paragraph or the adoption of any provision inconsistent herewith by the Board of Directors and the shareholders of the Corporation shall not, with respect to a person who is or was a director, adversely affect any limitation of liability, right or protection existing at or prior to the effective date of such repeal, modification or adoption of a provision inconsistent herewith.

X.    REMOVAL OF DIRECTORS.

      Any Director may be removed from office at any time for cause by the affirmative vote of at least two-thirds of the Directors then in office.

XI.   NOMINATIONS FOR DIRECTOR.

      Not less than twenty days advance notice of nominations for the election of Directors, other than by the Board of Directors or a committee thereof, shall be given in the manner provided in the Bylaws.

XII.  ACTION BY SHAREHOLDERS.

      Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

XIII. APPROVAL FOR CERTAIN ACQUISITIONS AND OFFERS TO ACQUIRE
VOTING STOCK.

      No person, acting singly or together with any Affiliates, Associates or group of persons acting in concert with such person, shall acquire 10% or more of the issued and outstanding stock of the Corporation entitled to vote for the election of directors ("Voting Stock") at any time, unless: (a) such acquisition has been approved prior to its consummation by the affirmative vote of the holders of at least two-thirds of the outstanding Voting Stock entitled to vote at a duly constituted meeting of shareholders called for such purpose, and (b) all federal and state regulatory approvals required under the Change in Bank Control Act of 1978 (the "Change in Control Act"), the Bank Holding Company Act of 1956 (the "Holding Company Act") and any similar Connecticut law (including but not limited to The Connecticut Bank Holding Company and Bank Acquisition
Act) and in the manner provided by all applicable regulations of the Federal Deposit Insurance Corporation (the "FDIC"), the Federal Reserve Board (the "FRB") and the

Connecticut Banking Commissioner have been obtained (or, as applicable, with regard to each such agency, any required filings has not been disapproved within the applicable time period). Notwithstanding any provision of this Certificate of Incorporation, nothing in this Certificate shall be construed to restrict any authority of the Connecticut Banking Commissioner to authorize an acquisition as provided in The Connecticut Bank Holding Company and Bank Acquisition Act. The Corporation shall be entitled to institute a private right of action to enforce such statutory and regulatory provisions.

     Moreover, no person may make an offer to acquire 10% or more of the then outstanding Voting Stock of the Corporation unless such person has notified the Board of Directors of the Corporation in writing of its intention to so offer and the Board of Directors has not, within fifteen days after receipt of such notice, disapproved such offer or, before the offer is made, obtained prior approval of the acquisition by the FDIC or the FRB and the Banking Commissioner (or, as applicable, with regard to each such agency, any required filings with such regulatory agency have been made in a timely fashion and the action or proposed action set forth therein has not been disapproved within applicable time period.)

     All shares of Voting Stock owned by any person violating the foregoing provisions of this Article Thirteenth shall be considered from and after the date of the acquisition by such Person to be "excess shares" to the extent such shares exceed 10%, of the Voting Stock issued and outstanding. Such excess shares shall thereafter no longer be entitled to vote on any matter or to take other shareholder action or be counted in determining the total number of outstanding shares for purposes of any matter involving shareholder action, and the Board of Directors may cause such excess shares to be transferred to an independent trustee for sale on the open market or otherwise, with the expenses of such trustee to be paid out of the proceeds from such sale.

     The term "person" shall include any individual, group acting in concert, firm, corporation, partnership, association, joint stock company, trust, unincorporated organization thereof, syndicate, or other entity. When any person, directly or indirectly, acquires beneficial ownership of more than 10% of the then outstanding voting stock of the Corporation without the prior written approval of said Commissioner as required by this Article Thirteenth, any voting stock beneficially owned by said person in excess of said 10% shall not be counted as shares of voting stock entitled to notice, to vote or to take any other shareholder action and shall not be voted by any person or be counted in determining the total number of outstanding shares for purposes of any matter involving shareholder action. The term "group acting in concert" includes persons seeking to combine or pool their voting or other interests in the securities of the Corporation for a common purpose, pursuant to any contract, trust, understanding, relationship, agreement, or other arrangement, whether written or otherwise. The term "offer" includes every offer to buy or acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tender of, a security or interest in a security for value.

XIV.  CONSIDERATIONS FOR MERGER, CONSOLIDATION OR OTHER OFFERS.

      The Board of Directors of the Corporation, when evaluating any tender or exchange offer for stock of the Corporation, offer or proposal to merge or consolidate the Corporation with another institution, or an offer or proposal to purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including without limitation what he reasonably believes to be in the best interests of the Corporation, including (a) the long-term as well as the short-term interests of the Corporation; (b) the long-term and short-term interests of shareholders, including the possibility that those interests may be best served by continued independence; (c) the interests of the Corporation's employees, customers, creditors and suppliers; (d) community and societal considerations including those of any community in which any office or other facility of the Corporation is located; and (e) any other factor which the director determines in his or her discretion to be appropriate in determining what he reasonably believes to be in the best interests of the Corporation.

XV.   CERTAIN AMENDMENTS.

      Notwithstanding the provisions of Article Sixteenth, the provisions set forth in this Article Fifteenth and in Articles Third, Fifth, Sixth, Seventh, Eighth, Tenth, Eleventh, Twelfth, Thirteenth and Fourteenth herein may not be repealed or amended in any respect and no article imposing cumulative voting in the election of Directors may be added, nor may any other provision be amended, adopted or repealed which would have the effect of modifying or permitting circumvention of such provisions or which would be inconsistent with such provisions, unless such action is approved by, in addition to any vote specified by law or the Bylaws or these Articles of Incorporation: (i) the affirmative vote of the holders of not less than 60% of the voting power of the issued and outstanding shares of the Corporation entitled to vote for the election of directors, and (ii) if there is an Interested Shareholder (as defined in Article Seventh), the affirmative vote of not less than 60% of the voting power of the issued and outstanding shares of the Corporation entitled to vote for the election of Directors held by shareholders other than the Interested Shareholder.

XVI.  AMENDMENTS.

      Subject to the provisions of Article Fifteenth, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and these Articles of Incorporation, and all rights conferred upon shareholders herein are granted subject to this reservation.

XVII. REGISTERED AGENT.

      The registered agent for the Corporation shall be Robert T. Judson, having a business address of Norwalk Savings Society, 48 Wall Street, Norwalk, Connecticut 06852 and having a residence address of 21 Bald Hill Road, Wilton, Connecticut 06897.

      I hereby declare, under the penalties of false statement, that the statements made in the foregoing certificate are true.

      Dated at Norwalk, Connecticut this 20th day of May, 1997.


                             Norwalk Savings Society, Incorporator
                             By:
                             Robert T. Judson
                             Its President

                             Street Address of Incorporator:
                             48 Wall Street
                             Norwalk, Connecticut